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EXHIBIT 21 - Subsidiaries of Registrant, Clear Channel Communications, Inc.

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             Name                                   State of Incorporation
Clear Channel Communications, Inc.                          Texas
Clear Channel Broadcasting, Inc.                            Nevada
Clear Channel Broadcasting Licenses, Inc.                   Nevada
Clear Channel Holdings, Inc.                                Nevada
Eller Media Corporation                                     Delaware
Clear Channel Outdoor, Inc. (1)                             Delaware
Universal Outdoor Holdings, Inc.                            Delaware
Clear Channel International, Ltd.                           United Kingdom
Jacor Communications Company (2)                            Florida
AMFM Inc. (3)                                               Delaware
Katz Media Corporation                                      Delaware
SFX Entertainment, Inc. (4)                                 Delaware
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(1)   List omits 43 domestic consolidated wholly-owned subsidiaries carrying on the same line of business.

(2) List omits 66 domestic and 5 foreign consolidated wholly-owned subsidiaries carrying on the same line of business.

(3) List omits 50 domestic consolidated wholly-owned subsidiaries carrying on the same line of business.

(4) List omits 281 domestic and 391 foreign consolidated wholly-owned subsidiaries carrying on the same line of business.